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                                                              EXHIBIT 1.A (5)(I)


                     RIDER FOR WAIVER OF MONTHLY DEDUCTIONS

We, National Life Insurance Company, will waive Covered Monthly Deductions subject to the terms of this rider, when we receive at our Home Office due proof that:

  1.   the Insured became totally disabled while this rider was in force;
       and

  2.   the Insured remained so disabled for 120 consecutive days.

We may require that the Insured be examined, at our expense, by a medical examiner chosen by us.

The date of issue of this rider is the policy Date of Issue unless a later date is set forth below.

TOTAL DISABILITY DEFINED. The Insured shall be deemed to be totally disabled only if:

  1. due to accidental injury or disease, the Insured becomes unable to perform the material and substantial duties of:

       a. the specific occupation of the Insured for remuneration or profit at the time such disability begins, until benefits for any period of continuous total disability have been paid for 24 months; and

       b. any occupation for remuneration or profit for which the Insured is or becomes reasonably fitted by education, training, or experience, thereafter. Due regard shall be given to vocation and earnings at the time such disability began; or

  2. the Insured has the sole occupation of a student and is unable to work as a student; or

  3. the Insured suffers a Specific Loss, which in this rider means the complete and irrecoverable loss of:

       a.   sight; or

       b.   hearing; or

       c.   speech; or

       d. use of both hands, or use of both feet, or use of one hand and one foot.

LIMITATION OF LIABILITY. No waiver of Covered Monthly Deductions shall be made:

  1. if total disability is the direct result of purposely self-inflicted injury, or

  2. within the first five years following the date of issue of this rider if total disability is due to war, declared or undeclared, or any act of war.

NOTICE OF CLAIM. Written notice of claim must be given to us at our Home Office during the life of the Insured and during the period of total disability. Failure to give notice within such time shall not affect a claim if it is shown that:

  1. it was not reasonably possible to give notice within the time prescribed; and

  2.   such notice was given as soon as was reasonably possible.

COVERED MONTHLY DEDUCTIONS.  Covered Monthly Deductions shall be:

  1.   the portion of the Cost of Insurance Charge for any of the Face
       Amount:

       a.   which was in force when disability of the Insured began; and

       b. which continued in force for the 120 consecutive days starting on the first day of disability; and

       c. for which monthly costs for this rider were deducted on the Monthly Policy Date just prior to when disability began and through the 120th consecutive day of disability, plus

  2.   the portion of the monthly cost of any rider:

       a.   which was in force when disability of the Insured began; and

       b. which continued in force for the 120 consecutive days starting on the first day of disability; and

       c. for which monthly costs for this rider were deducted on the Monthly Policy Date just prior to when disability began and through the 120th consecutive day of disability, plus

  3.   the Monthly Administrative Charge.

WAIVER OF COVERED MONTHLY DEDUCTIONS. We will waive Covered Monthly Deductions only if the Insured has been totally disabled for 120 consecutive days. Waiver of Covered Monthly Deductions will start on the Monthly Policy Date on or next following the later of:

  1.   the date the Insured reaches age 10; or

  2.   the 121st consecutive day of total disability of the Insured.

We will waive the Covered Monthly Deductions only during the continuance of such disability. However, if such disability starts on or after the date the Insured reaches Attained Age 60, Covered Monthly Deductions shall not be waived beyond the later of:

  1. the Monthly Policy Date next following the date the Insured reaches Attained Age 65; or

  2.   the Monthly Policy Date following two years of such disability.

During the Policy Protection Period of this policy, in addition to waiving any Covered Monthly Deductions as provided in this rider, we will accept as zero the value of any Minimum Monthly Premium due during the period of disability in the performance of any test to determine the onset of a Grace Period.

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If a period of total disability which lasts at least 120 consecutive days begins within the Grace Period and on or after the date the Insured reaches age 10, then during such period of disability the policy shall not terminate under the terms of the Grace Period provision; however, all other provisions of this rider, including Termination, shall apply. When Waiver of Covered Monthly Deductions ceases, we will deduct from the Accumulated Value any Covered Monthly Deductions which were in arrears at the start of disability.

CONTINUED DISABILITY. If we waive Covered Monthly Deductions under this rider, we may require proof to our satisfaction of continued disability,

  1.   at reasonable intervals during the first two years; and

  2.   thereafter, from time to time, but not more than once a year.

We may require that the Insured be examined, at our expense, by a medical examiner chosen by us.

Waiver of Covered Monthly Deductions shall cease if the Insured:

  1.   ceases to be totally disabled; or

  2. fails to give such proof on request, unless it was not reasonably possible to give proof, and provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required; or

  3.   fails to submit to such examination on request.

Proof of continued disability shall not be required on or after the date the Insured reaches Attained Age 65 if the Insured is then and has been totally and continuously disabled for more than five years.

COST OF THIS RIDER. The cost of this rider on any Monthly Policy Date is shown in the Data Section. It shall be based on the Monthly Deduction and the monthly costs of any riders to which this rider applies. The monthly cost of this rider shall be deducted from the Accumulated Value of the policy in the same manner as is the Monthly Deduction.

INCREASES IN FACE AMOUNT AND ADDITIONAL RIDERS. If, while this rider is in force, any increases in Face Amount or any additional benefit riders are requested, we will require an application for additional benefits under this rider.

If we approve the application for additional benefits under this rider, the effective date of such additional benefits shall be the Monthly Policy Date on or next following the date we approve such application.

If we do not approve the application for additional benefits under this rider, the portion of the Cost of Insurance Charges for the increase or the monthly cost for the new rider shall not be a Covered Monthly Deduction.

We will not approve an application for additional benefits under this rider for any increase or riders which become effective after the Insured has reached Attained Age 60.

INCONTESTABILITY. After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

Any additional benefits under this rider for which an application is approved will be incontestable after such benefits have been in force during the Insured's lifetime for two years from the effective date of such additional benefits.

CONSIDERATION. This rider is issued in consideration of the application for the rider and the monthly cost of the rider.

This rider and a copy of the application for the rider shall become a part of the policy on the date of issue of the rider. We will send the Owner a copy of any application we approve for additional benefits under this rider. It and any Data Section issued for such additional benefits shall become a part of this contract on the effective date of such benefits.

TERMINATION.  This rider shall terminate:

  1.   on the date the Insured reaches Attained Age 65, unless:

       a.   total disability began before the Insured reached Attained
            Age 60, and the terms under the Notice of Claim section of this rider are met, in which event this rider shall terminate on the later of the date the Insured reaches Attained Age 65 and the end of such disability; or

       b.   total disability began on or after the Insured reached
            Attained Age 60 and before the Insured reached Attained Age 65, and the terms under the Notice of Claim section of this rider are met, in which event this rider shall terminate on the later of the date the Insured reaches Attained Age 65 or the Monthly Policy Date next following two years of such disability; or

  2.   on the date the policy terminates; or

  3. on any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination; or

  4. at the end of a Grace Period; however, at the end of any Grace Period termination will not occur if:

       a. a period of total disability lasting at least 120 consecutive days begins prior to the end of such Grace Period and continues to the end of such Grace Period; and

       b. such period of total disability begins on or after the date the Insured reached age 10; and

       c. the terms under the Notice of Claim section of this rider are met.

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When this rider terminates:

  1.   all rights under this rider shall cease; and

  2.   there shall be no further monthly costs of this rider; and

  3. the policy shall be considered as separate and complete without this rider.




signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the date of issue, by

                                                      Chairman of the Board
                                                               and
                                                      Chief Executive Officer
                                                      /s/ [SIG]

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